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EXHIBIT 23.1

Consent of Independent Certified Public Accountants

        As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement Nos. 333-46939, effective February 26, 1998 and 333-50767, effective April 23, 1998 on Form S-8 of our report dated April 16, 2004, relating to the consolidated financial statements of Star Buffet, Inc. and subsidiaries as of and for the year ended January 26, 2004 included in this Annual Report on Form 10-K for the year ended January 26, 2004. It should be noted that we have not audited any financial statements of the company subsequent to January 26, 2004, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.

Salt Lake City, Utah
April 19, 2004

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Consent of Independent Certified Public Accountants